Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Taysha Gene Therapies, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.00001 par value per share, reserved for future issuance pursuant to the Registrant’s 2020 Stock Incentive Plan	Other(4)	10,247,165(2)	$1.71(4)	$17,522,653	0.00015310	$2,682.72

Equity	Common stock, $0.00001 par value per share, reserved for future issuance pursuant to the Registrant’s 2020 Employee Stock Purchase Plan	Other(5)	724,000(3)	$1.46(5)	$1,057,040	0.00015310	$161.84

Equity	Common stock, $0.00001 par value per share, reserved for future issuance pursuant to the Registrant’s 2023 Inducement Plan	Other(4)	2,000,000(6)	$1.71(4)	$3,420,000	0.00015310	$523.61

Total Offering Amounts					$21,999,693	—	$3,368.17

Total Fees Previously Paid					—	—	—

Total Fee Offsets					—	—	—

Net Fee Due					—	—	$3,368.17

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Taysha Gene Therapies, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Stock Incentive Plan (the “2020 Plan”), the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and the Registrant’s 2023 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Represents shares of common stock that were added to the shares reserved for future issuance under the 2020 Plan on January 1, 2025, pursuant to an evergreen provision contained in the 2020 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2021 and continuing through (and including) January 1, 2030, in an amount equal to 5% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the immediately preceding year, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be a lesser number of shares.

(3)

Represents shares of common stock that were added to the shares reserved for future issuance under the 2020 ESPP on January 1, 2025, pursuant to an evergreen provision contained in the 2020 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2020 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2021 and continuing through (and including) January 1, 2030, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the immediately preceding year and (b) 724,000 shares, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be less than the amount set forth in clauses (a) and (b).

(4)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $1.71 per share, which is the average of the high and low selling prices per share of the Registrant’s common stock on December 30, 2024 as reported on the Nasdaq Global Select Market.

(5)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $1.46 which is the average of the high and low selling prices per share of the Registrant’s common stock on December 30, 2024 as reported on the Nasdaq Global Select Market multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

(6)

Represents additional shares of common stock available for issuance under the Taysha Gene Therapies, Inc. 2023 Inducement Plan approved by the Compensation Committee of the Registrant’s Board of Directors on December 12, 2024.